Exhibit 99.1

Zai Lab Announces Third Quarter 2026
Financial Results and Recent Corporate Updates

Zai Lab anticipates major catalysts in 2027 across multiple global programs with transformative potential:
–Zoci 1.6 mg/kg plus atezolizumab showed compelling 1L SCLC data at ESMO: 81.8% confirmed ORR, an estimated 81.9% six-month PFS rate and 9.1% Grade ≥3 zoci-related AEs; advancing toward a global Phase 3 study in 1L SCLC
–Registrational global Phase 3 DLLEVATE study evaluating zoci in 2L+ SCLC is ongoing, with a potential interim analysis in the second half of 2027, followed by a subsequent U.S. accelerated approval submission
–Completed enrollment in zoci’s potentially registrational 2L epNECs expansion cohort, with data expected in the first half of 2027, followed by a subsequent U.S. accelerated approval submission
–ZL-1503, a long-acting IL-13/IL-31Rα bispecific antibody, is advancing toward key clinical milestones including initial first-in-human data at 2026 ACAAI and atopic dermatitis patient data expected in the first half of 2027
–Total revenues of $108.2 million in the third quarter of 2026 with 2% sequential net product revenue growth; positioned for a return to meaningful growth in 2027 as patient access expands for key products

Conference call and webcast today, November 5, 2026, at 8:00 a.m. ET (9:00 p.m. HKT)

SHANGHAI & CAMBRIDGE, Mass., November 5, 2026 -- Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688), an innovation-driven, global biopharma, today announced financial results for the third quarter of 2026, along with recent product highlights and corporate updates.
“We are approaching a defining period for Zai Lab, as we advance toward bringing our first internally developed innovative medicines to patients globally,” said Dr. Samantha Du, Founder, Chairperson and Chief Executive Officer of Zai Lab. “The strong first-line combination data for zocilurtatug pelitecan (zoci) presented at ESMO strengthen our confidence in its potential to become an ADC backbone of choice in small cell lung cancer. 2027 is set to be a pivotal year, with a potential first U.S. BLA submission for zoci and continued advancement of our first-line registrational development strategy in small cell lung cancer. Beyond zoci, ZL-1503 adds a second global program, targeting atopic dermatitis, one of the largest opportunities in immunology. Together with our commercially profitable China business, which we expect to return to growth in 2027, these advancements position Zai Lab to create substantial value for patients and shareholders.”
“In first-line small cell lung cancer, zoci 1.6mg/kg plus atezolizumab demonstrated an 81.8% confirmed response rate and an encouraging 81.9% six-month progression-free survival rate, with a favorable tolerability profile,” said Rafael G. Amado, M.D., President, Head of Global Research and Development at Zai Lab. “This profile supports taking a standard chemotherapy-free regimen into a global Phase 3 study and gives us a strong foundation to build on with T-cell engager combinations. Our registrational programs in SCLC and neuroendocrine carcinomas are advancing toward readouts that could support our first U.S. BLA submission in 2027. In atopic dermatitis, ZL-1503 is designed to block two drivers of disease at once: IL-13 for inflammation and IL-31Rα for itch, with a half-life that could support less frequent dosing. We will present first-in-human data at ACAAI in November and initial patient data in the first half of 2027, and we expect two additional oncology and immunology programs to enter the clinic in 2027.”

Third Quarter 2026 Financial Results
•Total revenue was $108.2 million in the third quarter of 2026, compared to $116.1 million for the same period in 2025. Product revenue, net was $107.6 million in the third quarter of 2026, compared to $115.4 million for the same period in 2025. Net product revenue increased 2% versus the second quarter of 2026, primarily driven by NUZYRA, supported by increased market coverage and penetration, and KarXT, which was launched in June 2026, partially offset by a decrease in OPTUNE due to evolving competition in the glioblastoma market.
•Research and Development (R&D) expenses were $49.8 million in the third quarter of 2026, compared to $47.9 million for the same period in 2025.
•Selling, General and Administrative (SG&A) expenses were $70.1 million in both the third quarter of 2026 and the same period in 2025. R&D and SG&A both remained relatively flat year over year, reflecting continued efforts to streamline the organization, optimize resource allocation, and enhance operating efficiency as the company advances its next phase of growth.
•Loss from operations was $63.0 million in the third quarter of 2026, $47.6 million when adjusted to exclude certain non-cash expenses including depreciation, amortization, and share-based compensation. A reconciliation of loss from operations (GAAP) to adjusted loss from operations (non-GAAP) is included at the end of this release.

•Net loss was $46.1 million in the third quarter of 2026, or a loss per ordinary share attributable to shareholders of $0.04 (or loss per American Depositary Share (ADS) of $0.41), compared to a net loss of $36.0 million for the same period in 2025, or a loss per ordinary share of $0.03 (or loss per ADS of $0.33). The increase in net loss was primarily due to a $13.6 million in inventory write-downs in 2026.
•Cash and cash equivalents, current restricted cash, and short-term investments totaled $659.7 million as of September 30, 2026, compared to $717.5 million as of June 30, 2026.
Corporate Updates
•On October 22, 2026, the Company entered into a securities purchase agreement with certain accredited investors, relating to the sale of 11,340,000 ADSs, each representing ten ordinary shares of the Company with a par value of $0.000006 per share, at an offering price of $22.04 per ADS in a private placement transaction. The private placement closed on October 27, 2026, and the Company received gross proceeds of approximately $250.0 million, resulting in net proceeds to the Company of approximately $241.2 million after deducting placement agent fees and other expenses. The Company intends to use the net proceeds to fund the development of pipeline assets and for working capital and other general corporate purposes.
Recent Pipeline Highlights
Below are key product candidate updates since our last earnings release:
Oncology Pipeline
•Zocilurtatug Pelitecan (zoci, DLL3-Targeting ADC) (formerly ZL-1310):
•First-Line Extensive-Stage Small Cell Lung Cancer (1L ES-SCLC): In October 2026, Zai Lab presented promising data at the European Society for Medical Oncology (ESMO) Congress 2026 from the ongoing Phase 1 study evaluating zoci in combination with atezolizumab as a first-line treatment for ES-SCLC. At the selected zoci dose of 1.6 mg/kg, the zoci plus atezolizumab doublet achieved a confirmed objective response rate (ORR) of 81.8% and an estimated 6-month progression-free survival (PFS) rate of 81.9% among 33 efficacy evaluable patients in 1L ES-SCLC. Among the first 15 patients with at least six months of follow-up, who had a median follow-up of 10.0 months, median PFS had not been reached. The doublet regimen was generally well tolerated, with 9.1% of patients experiencing Grade 3 or higher adverse events attributed to zoci and only one reported case of Grade 1 interstitial lung disease (ILD) or pneumonitis in this cohort. Based on the encouraging efficacy and favorable safety profile, Zai Lab is advancing the zoci 1.6 mg/kg plus PD-L1 inhibitors doublet into a global Phase 3 study in 1L ES-SCLC.
•Combinations with T-Cell Engagers (TCEs): Zai Lab continues to evaluate zoci in combination with TCEs including tarlatamab and obrixtamig, in collaboration with partners Amgen and Boehringer Ingelheim, respectively. These combinations are designed to pair zoci’s rapid tumor-debulking activity and favorable tolerability profile with T-cell-mediated killing, with the goal of deepening and extending responses in SCLC.
•Second-Line+ Extrapulmonary Neuroendocrine Carcinomas (2L+ epNECs): Zai Lab completed enrollment in the Phase 2 expansion portion of the ongoing global Phase 1b/2 study evaluating zoci in patients with 2L+ epNEC. Based on feedback from the U.S. Food and Drug Administration (FDA), Zai Lab will pursue a potential accelerated approval pathway based on this single-arm expansion study with topline data expected in the first half of 2027.
Immunology, Neuroscience, and Infectious Disease Pipeline
•ZL-1503 (IL-13/IL-31Rα):
•In October 2026, Zai Lab announced that initial first-in-human data from the single ascending dose (SAD) portion of the global Phase 1/1b study in healthy volunteers is expected to be shared for the first time at the American College of Allergy, Asthma & Immunology (ACAAI) 2026 Annual Scientific Meeting, taking place November 12–16, 2026, in Phoenix, AZ. Findings will include pharmacokinetic (PK) data following single-dose administration, as well as pharmacodynamic (PD) data on atopic dermatitis (AD)-related biomarkers across a range of ZL-1503 doses. The presentation will also include initial safety and immunogenicity data.
•In October 2026, Zai Lab completed enrollment for the global Phase 1 intravenous-to-subcutaneous (IV-to-SC) bioavailability bridging study.
•VYVGART (FcRn):
•Generalized myasthenia gravis (gMG) and chronic inflammatory demyelinating polyneuropathy (CIDP): In October 2026, the Center for Drug Evaluation (CDE) accepted the Chemistry, Manufacturing, and Controls (CMC) variation application for the addition of pre-filled syringe presentation of efgartigimod subcutaneous (SC) for the treatment of gMG and CIDP.
•Myositis: In August 2026, Zai Lab and partner argenx announced positive topline results from the Phase 3 ALKIVIA study evaluating VYVGART® Hytrulo (efgartigimod alfa and hyaluronidase-qvfc) in adults with autoimmune myositis. The study met its primary endpoint of mean Total Improvement Score (TIS) at week 52 in the combined study population of immune-mediated necrotizing myopathy (IMNM) and dermatomyositis (DM) patients (p=0.0011). Patient improvements were observed early and sustained throughout the study, with a consistent treatment effect across IMNM and DM. Zai Lab participated in the ALKIVIA study in Greater China.
•Sjögren’s Disease: In October 2026, argenx announced that it will discontinue the Phase 3 UNITY study of efgartigimod SC in adults with moderate-to-severe Sjögren’s disease. The decision is based on a recommendation from an Independent Data Monitoring Committee to stop the study for futility following an interim analysis, having concluded that the UNITY study is unable to meet its primary endpoint. Safety was consistent with efgartigimod’s established profile, and no new safety signals were identified.
•Elegrobart (Anti-IGF-1R, subcutaneous): Zai Lab completed enrollment in the Phase 3 registrational study for the treatment of thyroid eye disease in China.

Anticipated Major Milestones in the Fourth Quarter of 2026 and Full Year 2027
Global Pipeline
Zocilurtatug Pelitecan (zoci, DLL3-Targeting ADC; formerly ZL-1310)
•Second-Line Plus ES-SCLC: Complete enrollment in the global pivotal Phase 3 DLLEVATE study followed by a potential interim analysis in the second half of 2027. The randomized, open-label study is evaluating the safety and efficacy of zoci compared to investigator’s choice single agent chemotherapy (ICT) in patients with relapsed SCLC who have progressed on or after platinum-based first-line therapy as second-line therapy or one line of chemotherapy followed by tarlatamab.
•First-Line ES-SCLC: Initiate the global randomized Phase 3 study evaluating zoci 1.6 mg/kg in combination with PD-L1 inhibitors by year-end 2026.
•Second-Line epNECs: Provide topline data from the Phase 2 expansion portion of the ongoing global Phase 1b/2 study evaluating zoci in patients with second-line epNEC, with the potential to support a U.S BLA submission for accelerated approval in 2027.
ZL-1503 (IL-13/IL-31Rα)
•Complete enrollment in the multiple ascending dose (MAD) portion of the Phase 1/1b study in patients with AD with initial clinical data from the MAD portion expected in the first half of 2027.
ZL-6201 (LRRC15 ADC)
•Provide topline results from the dose-escalation portion of the global Phase 1a/b study evaluating ZL-6201 in patients with sarcoma and selected tumors in the first half of 2027.
ZL-1311 (MUC17/CD3)
•Submit an IND application in the U.S. in 2026 and initiate a global Phase 1 study in the first half of 2027.
ZL-1222 (PD-1/IL-12)
•Submit an IND application in the U.S. and initiate a global Phase 1 study in 2027.
Regional Pipeline
Efgartigimod (FcRn)
•Myositis: Potential China supplemental Biologics License Application (sBLA) submission in 2027, supported by the positive Phase 3 ALKIVIA data.
•Seronegative generalized myasthenia gravis: Potential China sBLA submission in 2027.
•Ocular myasthenia gravis: Potential China sBLA submission in 2027.
•Graves’ Disease: Initiate enrollment in the global Phase 3 VitaliThy study in Greater China in 2027.
Elegrobart (Anti-IGF-1R, subcutaneous)
•Provide topline results from the China Phase 3 registrational study in 2027.

Conference Call and Webcast Information
Zai Lab will host a live conference call and webcast today, November 5, 2026, at 8:00 a.m. ET (9:00 p.m. HKT). Listeners may access the live webcast by visiting the Company’s website at http://ir.zailaboratory.com. Participants must register in advance of the conference call.
Details are as follows:
–Registration link for webcast (preferred): https://edge.media-server.com/mmc/p/bpxrkoc6
–Registration link for dial-in: https://register-conf.media-server.com/register/BI86df2b2124764b2f9666d29580d3703c
All participants must use the link provided above to complete the online registration process in advance of the conference call. Dial-in details will be in the confirmation email which the participant will receive upon registering.
A replay will be available shortly after the call and can be accessed by visiting the Company’s website.
About Zai Lab
Zai Lab Limited (NASDAQ: ZLAB; HKEX: 9688) is an innovative, research-based, commercial-stage biopharmaceutical company based in China and the United States. We are focused on discovering, developing, and commercializing innovative products that address medical conditions with significant unmet needs in the areas of oncology, immunology, neuroscience, and infectious disease. Our goal is to leverage our competencies and resources to positively impact human health.
For additional information about Zai Lab, please visit www.zailaboratory.com or follow us at www.linkedin.com/company/zai-lab or  https://x.com/ZaiLab_Global.
Non-GAAP Measures
In addition to results presented in accordance with GAAP, we disclose growth rates that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We have also presented a measure of adjusted loss from operations that adjusts GAAP loss from operations to exclude the impact of certain non-cash expenses including depreciation, amortization, and share-based compensation, which we refer to as “profitability.” These adjusted growth rates and adjusted loss from operations are non-GAAP measures. We believe that these non-GAAP measures are important for an understanding of the performance of our business operations and financial results and provide investors with an additional perspective on operational trends and greater transparency into our historical and projected operating performance. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.
Zai Lab Forward-Looking Statements
This press release contains certain forward-looking statements, including statements relating to our strategy and plans; potential of and expectations for our business, commercial products, and pipeline programs; our goals, objectives, and priorities and our expectations under our growth strategy (including our expectations regarding our commercial products and launches, clinical stage products, revenue growth, profitability, and cash flow); clinical development programs and related clinical trials; clinical trial data, data readouts, and presentations; risks and uncertainties associated with drug development and commercialization; regulatory discussions, submissions, filings, and approvals and the timing thereof; the potential benefits, safety, and efficacy of our products and product candidates and those of our collaboration partners; the anticipated benefits and potential of investments, collaborations, and business development activities; our profitability and timeline to profitability; our future financial and operating results; and financial guidance, including with respect to our capital allocation and investment strategy and our expected path to profitability. All statements, other than statements of historical fact, included in this press release are forward-looking statements, and can be identified by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “poised,” “positioned,”

“possible,” “potential,” “will,” “would,” and other similar expressions. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees or assurances of future performance. Forward-looking statements are based on our expectations and assumptions as of the date of this press release and are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements. We may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in our forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including but not limited to (1) our ability to successfully commercialize and generate revenue from our approved products; (2) our ability to obtain funding for our operations and business initiatives; (3) the results of our clinical and pre-clinical development of our product candidates; (4) the content and timing of decisions made by the relevant regulatory authorities regarding regulatory approvals of our product candidates; (5) risks related to doing business in China; and (6) other factors identified in our most recent annual and quarterly reports and in other reports we have filed with the U.S. Securities and Exchange Commission (SEC). We anticipate that subsequent events and developments will cause our expectations and assumptions to change, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Our SEC filings can be found on our website at www.zailaboratory.com and on the SEC’s website at www.SEC.gov.
For more information, please contact:
Investor Relations:
Christine Chiou / Cyan Liu
+1 (917) 886-6929 / +86 195 3130 8895
christine.chiou1@zailaboratory.com / cyan.liu@zailaboratory.com
Media:
Shaun Maccoun / Xiaoyu Chen
+1 (857) 270-8854 / +86 185 0015 5011
shaun.maccoun@zailaboratory.com / xiaoyu.chen@zailaboratory.com

Zai Lab Limited

Zai Lab Limited
Unaudited Condensed Consolidated Balance Sheets
(in thousands of U.S. dollars ($), except for number of shares and per share data)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	549,658	679,573
Restricted cash, current	100,000	100,000
Short-term investments	10,000	10,000
Accounts receivable (net of allowance for credit losses of $19 and $31 as of September 30, 2026 and December 31, 2025, respectively)	65,295	106,116
Notes receivable	10,102	12,169
Inventories, net	85,292	74,745
Prepayments and other current assets	44,051	36,683
Total current assets	864,398	1,019,286
Restricted cash, non-current	1,119	1,116
Property and equipment, net	46,084	47,389
Operating lease right-of-use assets	14,897	19,152
Land use rights, net	2,884	2,853
Intangible assets, net	85,295	76,144
Deferred tax assets	6,481	3,390
Other non-current assets	2,738	3,054
Total assets	1,023,896	1,172,384
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	120,246	141,608
Current operating lease liabilities	5,528	6,344
Short-term debt	252,365	204,530
Other current liabilities	46,110	63,684
Total current liabilities	424,249	416,166
Deferred income	26,242	27,333
Non-current operating lease liabilities	9,556	13,385
Other non-current liabilities	570	—
Total liabilities	460,617	456,884
Commitments and contingencies
Shareholders’ equity
Ordinary shares (par value of $0.000006 per share; 5,000,000,000 shares authorized; 1,134,218,030 and 1,113,822,550 shares issued as of September 30, 2026 and December 31, 2025, respectively; 1,124,322,530 and 1,106,389,340 shares outstanding as of September 30, 2026 and December 31, 2025, respectively)	7	7
Additional paid-in capital	3,384,485	3,343,469
Accumulated deficit	(2,776,597)	(2,628,620)
Accumulated other comprehensive (loss) income	(10,861)	29,697
Treasury Stock (at cost, 9,895,500 and 7,433,210 shares as of September 30, 2026 and December 31, 2025, respectively)	(33,755)	(29,053)
Total shareholders’ equity	563,279	715,500
Total liabilities and shareholders’ equity	1,023,896	1,172,384

Zai Lab Limited
Unaudited Condensed Consolidated Statements of Operations
(in thousands of $, except for number of shares and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Product revenue, net	107,648	115,361	308,955	330,095
Collaboration revenue	560	734	5,175	2,464
Total revenues	108,208	116,095	314,130	332,559
Expenses
Cost of product revenue	(51,305)	(46,764)	(137,782)	(128,219)
Cost of collaboration revenue	—	(119)	(20)	(531)
Research and development	(49,810)	(47,928)	(177,167)	(159,271)
Selling, general, and administrative	(70,071)	(70,106)	(208,013)	(204,566)
Loss from operations	(62,978)	(48,822)	(208,852)	(160,028)
Interest income	5,731	8,345	18,057	25,794
Interest expenses	(1,577)	(1,400)	(4,801)	(3,848)
Foreign currency gains	10,528	6,422	40,430	9,909
Other income (expense), net	288	(508)	5,735	3,045
Loss before income tax	(48,008)	(35,963)	(149,431)	(125,128)
Income tax benefit	1,872	—	1,454	—
Net loss	(46,136)	(35,963)	(147,977)	(125,128)
Loss per share - basic and diluted	(0.04)	(0.03)	(0.13)	(0.11)
Weighted-average shares used in calculating net loss per ordinary share - basic and diluted	1,123,397,940	1,102,072,680	1,116,916,210	1,091,690,340

Zai Lab Limited
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(in thousands of $)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	(46,136)	(35,963)	(147,977)	(125,128)
Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustments	(11,075)	(6,703)	(40,558)	(10,870)
Comprehensive loss	(57,211)	(42,666)	(188,535)	(135,998)

Zai Lab Limited
Non-GAAP Measures
(unaudited)
($ in thousands)
Growth on a Constant Exchange Rate (CER) Basis

	Three Months Ended September 30,		Year over Year % Growth		Nine Months Ended September 30,		Year over Year % Growth
	2026	2025	As reported	At CER*	2026	2025	As reported	At CER*
Product revenue, net	107,648	115,361	(7)%	(11)%	308,955	330,095	(6)%	(10)%
Loss from operations	(62,978)	(48,822)	29%	26%	(208,852)	(160,028)	31%	28%

* The growth rates at CER were calculated assuming the same foreign currency exchange rates were in effect for the current and prior year period
Reconciliation of Loss from Operations (GAAP) to Adjusted Loss from Operations (Non-GAAP)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP loss from operations	(62,978)	(48,822)	(208,852)	(160,028)
Plus: Depreciation and amortization expenses	4,411	3,901	12,528	11,094
Plus: Share-based compensation	10,999	16,923	36,464	49,696
Adjusted loss from operations	(47,568)	(27,998)	(159,860)	(99,238)